Exhibit 99.1

NEWS BULLETIN	RE:	Headwaters Incorporated
FROM:		10653 South River Front Parkway, Suite 300
South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(310) 854-8300

FOR IMMEDIATE RELEASE:

OCTOBER 19, 2007

HEADWATERS INCORPORATED ANNOUNCES BALANCE SHEET CHANGES

•                  Senior Debt Prepayment

•                  Goodwill Impairment

•                  Stock Repurchase Program

SOUTH JORDAN, UTAH — HEADWATERS INCORPORATED (NYSE:HW), announced today that its board of directors has authorized a stock repurchase program for up to $15.0 million of the Company’s common stock. The purchases will be made from time to time in the open market or in privately negotiated transactions and will be funded from available working capital. The extent to which the Company repurchases its common shares and the timing of such repurchases will be based on several factors, including the Company’s stock price, general business and market conditions, and other investment opportunities.  Per Company policy, the repurchase program may be discontinued at any time and no repurchases can be made until after Headwaters makes its annual earnings release, currently scheduled for November 6, 2007. As of October 19, 2007, the Company had approximately 42.4 million shares of common stock outstanding.

Generally accepted accounting principles require Headwaters to annually test for goodwill impairment, or more frequently if evidence of possible impairment arises. Headwaters performs its annual impairment testing using a test date as of June 30. As a result of the depressed residential housing and remodeling market, and changes in its cost of capital, Headwaters is going to partially write down the goodwill of Tapco, a unit of our construction materials segment.

On October 18, 2007 Headwaters’ audit committee concluded that a charge to goodwill was required. The non-cash impairment charge will be $98.0 million and will be recorded in Headwaters’ fiscal year 2007 results. A charge to goodwill is a balance sheet adjustment that does not affect Headwaters’ cash position, cash flow from operating activities, senior debt covenants, or have any impact on future operations.

“During the twelve months ended June 30, 2007, Headwaters non-Section 45K operating units generated $117.5 million of EBITDA, allowing us to accumulate over $100.0 million of cash.  As a result of our strong cash position, we prepaid an additional $52.5 million of our senior debt at the end of September. Our new stock repurchase program also recognizes Headwaters’ strong cash generating capabilities and underscores our belief in the Company’s future,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.  “Repurchasing stock at current valuation levels is a prudent use of cash and represents an opportunity to enhance long-term stockholder value.”

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks,  the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled “Forward-looking Statements” and “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.